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                                                            EXHIBIT 8

                              BOSE McKINNEY & EVANS
                          135 North Pennsylvania Street
                                   Suite 2700
                          Indianapolis, Indiana  46204




July 11, 1997

Duke Realty Investments, Inc.
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana  46240

Gentlemen:

     We have acted as counsel to Duke Realty Investments, Inc., an Indiana corporation (the "Company"), in connection with the shelf registration by the Company of shares of the Company's preferred stock ("Preferred Stock") represented by depositary shares pursuant to a Registration Statement, file no. 333-04695 (the "Registration Statement"), on Form S-3 under the Securities Act of 1933, as amended. The Company has filed a prospectus supplement (the "Prospectus Supplement") relating to the offering of 3,000,000 depositary shares (the "Depositary Shares"), each representing 1/10 of a 7.99% Series B Cumulative Step-Up Premium Rate Preferred Share (the "Series B Preferred Shares"). In connection therewith, you have requested our opinion with respect to the Company's continued qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). You have also requested our opinion regarding certain United States Federal income tax consequences of the purchase, ownership and disposition of the Depositary Shares and the Series A Preferred Shares. All capitalized terms used herein have their respective meanings as set forth in the Prospectus Supplement unless otherwise stated.

     In rendering the opinions stated below, we have examined and relied, with your consent, upon the following:

       (i)  The Prospectus Supplement;

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Duke Realty Investments, Inc.
July 11, 1997
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      (ii)  The First Amended and Restated Agreement of Limited Partnership of
the Operating Partnership and subsequent amendments thereto, including but not limited to the amendment establishing the terms of the 7.99% Series B Cumulative Step-Up Premium Rate Preferred Units;

     (iii) The First Amended and Restated Agreement of Limited Partnership of the Services Partnership;

      (iv)  The Amended and Restated Articles of Incorporation of the Company;

       (v)  The Designating Amendment;

      (vi) The Deposit Agreement pursuant to which the Depositary Shares will be issued; and

     (vii) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

     In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company, the Operating Partnership and the Services Partnership at all times will be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Company's, the Operating Partnership's and the Services Partnership's intended activities as described in the

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Duke Realty Investments, Inc.
July 11, 1997
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Registration Statement and the reports incorporated therein by reference.

     For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated July 11, 1997 provided to us by the Company, the Operating Partnership and the Services Partnership. These representations generally relate to the classification and operation of the Company as a REIT and the organization and operation of the Operating Partnership and the Services Partnership. Our opinions are further based upon the Company's receipt of a letter ruling from the Internal Revenue Service ("IRS") dated September 30, 1994 which concluded that the Company's and the Operating Partnership's distributive shares of the gross income of the Services Partnership will be in proportion to their respective percentage shares of the capital interests of the partners of the Services Partnership.

     We have also reviewed the Prospectus Supplement as to its sections concerning the tax consequences of the ownership, sale, exchange and redemption of Depositary Shares and Series B Preferred Shares. Based upon and subject to the foregoing, we are of the opinion that:

     1. Assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first taxable year for which the Company made the election to be taxed as a REIT, the proposed methods of operation of the Company, the Operating Partnership and the Services Partnership as described in the Registration Statement and as represented by the Company, the Operating Partnership and the Services Partnership will permit the Company to continue to qualify to be taxed as a REIT for its current and subsequent taxable years; and

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Duke Realty Investments, Inc.
July 11, 1997
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     2.   The tax consequences of the purchase, ownership and disposition of the
          Depositary Shares and Series A Preferred Shares will be consistent with the discussion contained in the section entitled "Certain Federal Income Tax Considerations" in the Prospectus Supplement.

     The opinions set forth in this letter represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represent our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

     We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above. We consent to the filing of this opinion with Form 8-K, to the incorporation by reference of this opinion as an exhibit to the registration statement of the Operating Partnership and Duke Realty Investments, Inc. (file no. 333-04695) and any registration statement filed under Rule 462(b) relating to such registration statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement.

Very truly yours,

/s/ Bose McKinney & Evans